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                                                                    EXHIBIT 12


                              OHIO EDISON COMPANY
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                 Year Ended December 31,
                                                      --------------------------------------------
                                                        1989     1990    1991      1992     1993
                                                      -------- -------- -------- -------- --------
                                                                    (Dollars in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
  Income before extraordinary items                   $361,026 $281,676 $264,823 $276,986 $ 24,523
  Interest and other charges, before reduction for
    amounts capitalized                                351,506  329,520  324,017  296,292  285,169
  Provision for income taxes                           151,056  170,804  173,725  147,407   32,431
  Interest element of rentals charged to income (a)    132,744  126,804  125,777  117,224  104,700
                                                      -------- -------- -------- -------- --------
    Earnings as defined                               $996,332 $908,804 $888,342 $837,909 $446,823
                                                      ======== ======== ======== ======== ========
FIXED CHARGES AS DEFINED IN REGULATION S-K:
  Interest on long-term debt                          $332,023 $293,993 $288,599 $275,835 $262,861
  Other interest expense                                 8,810   25,545   27,696   13,958   16,445
  Subsidiary's preferred stock dividend requirements    10,673    9,982    7,722    6,499    5,863
  Adjustment to subsidiary's preferred stock dividends
    to state on a pre-income tax basis                   6,408    6,009    5,018    3,420    7,659
  Interest element of rentals charged to income (a)    132,744  126,804  125,777  117,224  104,700
                                                      -------- -------- -------- -------- --------
    Fixed charges as defined                          $490,658 $462,333 $454,812 $416,936 $397,528
                                                      ======== ======== ======== ======== ========
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES (b)       2.03     1.97     1.95     2.01     1.12
                                                          ====     ====     ====     ====     ====
- -------------

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $18,124,000, $16,922,000, $13,298,000, $9,762,000 and $8,565,000 for each of the five years ended December 31, 1993, respectively.

                                                         -46-
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